Exhibit 10.1

November 25, 2015
Computer Programs and Systems, Inc.
6600 Wall Street
Mobile, AL 36695
Attn: David Dye, Chief Financial Officer
COMMITMENT LETTER
$175.0 MILLION SENIOR SECURED CREDIT FACILITY
Dear Mr. Dye:
As we, Regions Bank (“Regions Bank”) and Regions Capital Markets, a division of Regions Bank (together with Regions Bank, “Regions” or “we” or “us”), understand, Computer Programs and Systems, Inc., a Delaware corporation (“Company” or “you”), would like to obtain financing in order to (a) finance a portion of the consideration payable in connection with Company’s (or a wholly-owned subsidiary’s) acquisition (by merger or otherwise) (the “Acquisition”) of 100% of the outstanding equity interests of Healthland Holding Inc., a Delaware corporation (“Target”), (b) refinance certain existing indebtedness of Company, Target and their respective subsidiaries (the “Refinancing”), (c) fund fees and expenses associated with the Facility (as defined below) and the transactions contemplated hereby (including the Acquisition and the Refinancing, the “Transactions”), and (d) finance the ongoing working capital requirements and other general corporate purposes permitted under the Facility. You have informed Regions that the sources and uses (the “Sources and Uses”) for the debt and equity financing of the Transactions are expected to be as set forth on Annex A hereto.
We are pleased to provide you with this commitment letter and the annexes attached hereto, including the term sheet and the annexes attached thereto (the “Term Sheet” and together with this commitment letter and the other annexes attached thereto, the “Commitment Letter”), which establish the terms and conditions under which Regions commits to provide to Company a $175,000,000 senior secured credit facility (the “Facility”), comprised of (i) a term loan facility of $125 million and (ii) a revolving credit facility of $50 million.
Confidentiality
(a)    You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof or thereof, will be disclosed by you to any person other than (i) your officers, directors, employees, accountants, attorneys, other advisors, agents, controlling persons and equity holders who are directly involved in the consideration of this matter and on a confidential basis or (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process to the extent requested or required by governmental or regulatory authorities (in which case, you agree to inform us promptly thereof to the extent permitted by law). The foregoing notwithstanding, you may (x) provide a copy hereof (including the Term Sheet, but not including the fee letter dated the date hereof (the “Fee Letter”) other than pursuant to clause (1) below and only if redacted in a customary manner reasonably satisfactory to Regions) to (1) Target and its subsidiaries (so long as it agrees not to disclose this Commitment Letter (including the Term Sheet) and the Fee Letter as so redacted other than to their respective officers, directors, shareholders, employees, accountants, attorneys, other advisors, agents, controlling persons and equity holders who are directly involved in the consideration of this matter and on a confidential basis), or (2) in filings that are required by law to be made by you in connection with the Transactions with the Securities and Exchange Commission and (y) disclose the aggregate amounts contained in the Fee Letter as part of the Projections (as defined below), pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary in marketing materials for the Facility.
(b)    Regions agrees that all non-public information regarding Company, Target and their respective subsidiaries, their operations, assets, and existing and contemplated business plans, together with the terms and substance of this Commitment Letter and the Fee Letter, shall be treated by Regions in a confidential manner, and shall not be disclosed by Regions to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys advisors, accountants, auditors, and consultants on a confidential basis, (ii) to its subsidiaries and affiliates provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities having jurisdiction over us or our affiliates, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), Regions agrees to provide Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that Regions is permitted to provide such prior notice to Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Company in writing, (vi) as required by any governmental authority or order of any court pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi), Regions agrees to provide Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is not prohibited from providing such prior notice to Company pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Regions, its affiliates or subsidiaries, officers, directors, employees, attorneys advisors, accountants, auditors, or consultants), (viii) in connection with any proposed assignment or participation of Regions’ interest in the Facility (but excluding assignments or participations to any Disqualified Lender (as defined in Annex B hereto), provided that any such proposed assignee or participant shall have agreed to customary confidentiality undertaking as set forth below, and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than Company, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than Company, the Lenders, and their respective affiliates, the disclosing party agrees to provide Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is not prohibited from providing such prior notice to Company.
(c)     Anything to the contrary in this Commitment Letter notwithstanding, Company agrees that (i) Regions shall have the right to provide customary information concerning the Facility to loan syndication and reporting services, and (ii) the Projections (as defined below) concerning Company and/or Target and their respective subsidiaries, the Marketing Materials (as defined in Annex B) and all other information provided by or on behalf of you regarding Company, Target and their respective affiliates, the Transactions and the other transactions contemplated hereby in connection with the Facility may be disseminated by or

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on behalf of Regions to prospective lenders (but not to any Disqualified Lenders), who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with Regions’ standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings). You (and you will cause Target to) hereby further authorize Regions to download copies of Company’s and Target’s logos (and the logos of their subsidiaries) from their respective websites and post copies thereof on SyndTrak® or similar workspace and use the logos on any confidential information memoranda, presentations and other Marketing Materials prepared in connection with the syndication of the Facility.
Costs and Expenses
In consideration of the issuance of this letter by Regions and recognizing that in connection with the Transactions Regions has been and will be incurring costs and expenses (in the case of legal fees and expenses, limited to the fees and disbursements of one firm acting as external counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction, search and filing fees, costs and expenses of due diligence, transportation, duplication, messenger, appraisal, audit, syndication (including the costs and expenses related to Lender Meetings (as hereinafter defined)), and consultant costs and expenses), you hereby agree to pay or reimburse Regions, promptly upon demand therefor, for all such reasonable documented out-of-pocket costs and expenses, regardless of whether the Transactions are consummated, provided, however, that if the Transactions are not consummated for any reason, your obligation to pay or reimburse Regions for costs and expenses shall be limited to $30,000. You also agree to pay all actual and reasonable documented out-of-pocket costs and expenses of Regions (in the case of legal fees and expenses, limited to the fees and disbursements of one external counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction) incurred in connection with the enforcement of any of its rights and remedies hereunder.
Indemnification
Company agrees to indemnify, defend, and hold harmless Regions, each of its affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Annex C hereto. The parties agree that the indemnification (and other) provisions shall be as set forth on Annex C and those provisions are incorporated herein by this reference.
Syndication
The parties agree that the syndication provisions shall be as set forth on Annex B hereto and those provisions are incorporated herein by this reference.
Conditions
There shall be no conditions to closing and funding of the Facility on the Closing Date (as defined below) other than those expressly referred to in this “Conditions” section and Annex B-I to the Term Sheet.
Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the Facility to the contrary, (i) the commitment of Regions to provide the Facility shall be subject solely to the satisfaction (or waiver by Regions) of the conditions set forth in this “Conditions” section and in Annex B-I to the Term Sheet, (ii) the only representations and warranties (and related defaults), the accuracy of which shall be a condition to the availability of the Facility on the Closing Date (as defined below) shall be (A) those representations and warranties made by the Target in the Agreement and Plan of Merger and Reorganization dated as of the date

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hereof by and among Company, HHI Merger Sub I, Inc., HHI Merger Sub II, Inc., Target and AHR Holdings, LLC (the “Merger Agreement”) that are material to the interests of the Lenders, but only to the extent that you have a right to not consummate the transactions contemplated by the Merger Agreement or to terminate your obligations under the Merger Agreement as a result of a breach of such representations and warranties (the “Specified Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) made by the Company and the Guarantors in the definitive documentation for the Facility (the “Loan Documents”), and (iii) the terms of the Facility shall be such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in this section of the Commitment Letter entitled “Conditions” and in Annex B-I to the Term Sheet are satisfied or waived (it being understood that, to the extent that any security interest in the intended collateral or any deliverable related to the perfection of security interests in the intended collateral (other than any collateral the security interest in which may be perfected by (x) the filing of Uniform Commercial Code financing statements, (y) the filing of intellectual property security agreements for intellectual property that is registered in the United States as of the date of the initial borrowings under the Facility (the “Closing Date”), and (z) to the extent applicable and solely to the extent intended to be Collateral, the delivery of stock certificates of domestic subsidiaries of the Borrower and those of the Target and its domestic subsidiaries; provided that with respect to the Target and its domestic subsidiaries, only to the extent delivered to the Borrower on the Closing Date), is not or cannot be provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the providing and/or perfection of such collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be provided after the Closing Date pursuant to arrangements and timing to be mutually agreed upon). For purposes hereof, "Specified Representations" means the representations and warranties of the Borrower and the Guarantors set forth in the Loan Documents relating to existence, corporate power and authority to enter into the Loan Documents, due authorization, execution, delivery, enforceability and non-contravention of the Loan Documents with governing documents, solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby (solvency to be defined in a manner consistent with the solvency certificate set forth in Annex C-I to the Commitment Letter), Federal Reserve Bank margin regulations, the Investment Company Act, laws applicable to sanctioned persons, compliance with anti-corruption laws, and, subject to parenthetical in clause (iii) above, the perfection of the security interests granted in the collateral as of the Closing Date.
Information
In issuing this Commitment Letter, Regions is relying on the accuracy of the information furnished to it by or on behalf of Company and/or Target and their respective affiliates, without independent verification thereof. Company hereby represents that (with respect to information relating to Target and its subsidiaries, to the best of its knowledge) (a) all written factual information (other than forward looking information, projections of future financial performance and information of a general economic or industry specific nature) concerning Company and/or Target and their respective subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Company in connection with the transactions contemplated hereby is or shall be, when delivered, when considered as a whole correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made (giving effect to all supplements and updates provided thereto), and (b) all projections that have been or are hereafter made available by or on behalf of Company in connection with the transactions contemplated hereby are or shall be, prepared in good faith on the basis of information and assumptions that are believed by Company to be reasonable at the time such projections were prepared; it being recognized by Regions that projections of future events are not to be viewed as facts and actual results may vary significantly from projected results. You agree that, if any

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time prior to the later of the Closing Date and the date a Successful Syndication (as defined in the Fee Letter) is achieved (but, in any event, no later than the date that is 30 days after the Closing Date), you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and projections relating to Target and its subsidiaries) in any material respect if the Information and projections were being delivered, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the projections so that such representations will be correct (to the best of your knowledge with respect to Information and projections relating to the Target and its subsidiaries) in all material respects under those circumstances.
Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities
You acknowledge that Regions or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and Regions, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Regions or one or more of its affiliates has advised or is advising you on other matters, (b) Regions, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Regions, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Regions or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that Regions does not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Regions for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Regions shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.
You further acknowledge that Regions or one or more of Regions’ affiliates are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Regions or one or more of Regions’ affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Company, Target and/or their respective subsidiaries, and other companies with which Company, Target and/or their respective subsidiaries may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by Regions or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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Governing Law, Etc.
This Commitment Letter, the Term Sheet and the Fee Letter, the rights of the parties hereto or thereto with respect to all matters arising hereunder or related hereto, and any and all claims, controversies or disputes arising hereunder or related hereto shall be governed by, and construed in accordance with, the law of the State of New York; provided that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) and whether there shall have occurred a Company Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Merger Agreement and (c) the determination of whether the Specified Acquisition Agreement Representations made by the Target are accurate and whether as a result of any inaccuracy of any such representations you (or your applicable affiliates) have the right to terminate your (or their) obligations, or have the right not to consummate the Acquisition, under the Merger Agreement, shall be determined pursuant to the Merger Agreement, which shall be construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would require the application of any other Legal Requirement (as defined in the Merger Agreement). Each of the parties hereto agrees that all claims, controversies, or disputes arising hereunder or hereto shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts located in the Borough of Manhattan in New York City, and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute.
Waiver of Jury Trial
To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in respect of to any claim, controversy, or dispute (whether based in contract, tort, or otherwise) arising out of or relating to this letter or the Transactions contemplated hereby or the actions of Regions or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter or the Transactions contemplated hereby or the actions of Regions or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.
Patriot Act
Regions hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Regions may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow Regions to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to cause Company to provide Regions, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
Counterparts; Electronic Execution
This Commitment Letter (together with the Term Sheet and the Fee Letter) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect to the subject matter hereof, and may not be amended or modified except in writing signed by the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by facsimile or other electronic transmission (including .pdf) shall be as effective as delivery of a manually executed counterpart of this letter. This Commitment Letter shall not be assignable by you without the prior written

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consent of Regions (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. In the event that this Commitment Letter is terminated or expires, the Costs and Expenses, Indemnification, Confidentiality, Sharing Information; Absence of Fiduciary Relationship; Affiliate Transactions, Governing Law, Etc. and Waiver of Jury Trial provisions hereof shall survive such termination or expiration; provided that if the Closing Date occurs, your agreements under this Commitment Letter (other than your agreements with respect to (a) any assistance to be provided in connection with the Syndication prior to the earlier of 30 days following the Closing Date and a Successful Syndication, (b) absence of fiduciary relationship and (c) confidentiality of the Commitment Letter and the Fee Letter and the contents hereof and thereof) shall be superseded by the corresponding provisions of the Loan Documentation to the extent covered thereby.
Nothing contained herein shall limit or preclude Regions or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any entity or person whatsoever, including, without limitation, any competitor, supplier or customer of Company or Target, or any of your or their respective affiliates, or any other entity or person that may have interests different than or adverse to such entities or persons. Neither Regions nor any of its affiliates has assumed or will assume an advisory, agency, or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether Regions or any of its affiliates has advised or is currently advising you or your affiliates on other matters).
This Commitment Letter shall expire at 5:00 p.m. (central standard time) on November 25, 2015, unless prior thereto Regions has received a copy of this Commitment Letter and the Fee Letter signed by Company. Thereafter, all commitments and undertakings of Regions will expire on the earliest of (a) 5:00 p.m. New York time on February 8, 2016 unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Facility and (c) the termination of the Merger Agreement in accordance with its terms prior to the closing of the Acquisition.
In consideration of the time and resources that Regions will devote to the Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing facility for the Company and its subsidiaries or affiliates. Furthermore, by acceptance of this Commitment Letter, any other commitments outstanding with respect to the Facility by Regions will be terminated.

[Signature Page Follows]

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Very truly yours,

REGIONS BANK

By:	/s/ Steven M. Hamil
Name: Steven M. Hamil
Title: Senior Vice President

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:	/s/ Russ Fallis
Name: Russ Fallis
Title: Director

ACCEPTED AND AGREED TO
this 25th day of November, 2015

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ David A. Dye
Name: David A. Dye
Title: Chief Financial Officer

ANNEX A

Sources and Uses ($ in Millions)

Existing CPSI cash	$23	9%
New debt issued	150	57%
New CPSI Equity	88	34%
Total sources	$261	100%

Purchase Healthland	$250	96%
M&A, legal and financing fees	11	4%
Total uses	$261	100%

ANNEX B

Syndication Provisions

While Regions has provided a commitment for $175.0 million (the “Regions Commitment”) of the Facility, subject to the terms and conditions of this Commitment Letter and the Term Sheet prior to and/or after the execution of definitive documentation for the Facility, Regions agrees to use its commercially reasonable efforts to arrange and syndicate $115.0 million (the “Syndicated Commitments”) of the Facility to other lenders identified by Regions in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Regions further agrees not to syndicate any of the commitments in respect of the Facility to (a) any person or entity designated by the Company as a “disqualified lender” by written notice to the Agent on or prior to the date hereof and (b) any other person or entity that is a competitor of the Company, that has been designated by the Company as a “disqualified lender” by written notice to the Agent (the “Disqualified Lenders”). Any assignment by Regions prior to the closing and funding of the Facility on the Closing Date shall not release Regions from the Regions Commitment to the extent that the assignee fails to fund the portion of its commitments hereunder so assigned to it on the Closing Date notwithstanding the satisfaction of the conditions set forth in the “Conditions” section of the Commitment Letter and Annex B-I to the Term Sheet. Unless you otherwise agree in writing, Regions shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below and subject to the Lead Arranger being afforded the Marketing Period pursuant to the express terms and conditions as set forth in Annex B-I of the Term Sheet, the commencement, conduct or completion of the syndication is not a condition to the commitment of Regions or the funding of the Facility.
It is agreed that Regions, acting alone or through or with an affiliate selected by it, will act as lead arranger and bookrunner for any syndication of the Facility. Regions will have “left” and “highest” placement in any and all marketing materials and documentation used in connection with the Facility and will be entitled to undertake the responsibilities typically associated with “left” and “highest” placement, including maintaining sole physical books in respect of the Facility. Regions will be entitled to act as sole agent for the Facility and will be entitled to perform the duties and exercise the authority customarily associated with such roles. Regions will be entitled, in consultation with you, to manage all aspects of any syndication of the Facility, including decisions as to the selection of prospective lenders reasonably satisfactory to you to be approached and included, the timing of all offers to prospective lenders, the amount offered and the allocation and acceptance of prospective commitments. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded in connection with the Facility unless agreed to by Regions. Regions will have the right at any time prior to the earlier of (1) 30 days after the Closing Date and (2) the achievement of a Successful Syndication (as defined in the Fee Letter), without your consent (but after consultation with you), and so long as Regions determines, in its reasonable discretion, that such changes are reasonably necessary or advisable to achieve a Successful Syndication, to modify the Facility by making the Flex Changes (as defined in the Fee Letter); provided that the total amount of the Facility shall remain unchanged.
You agree to cooperate in such syndication process and use commercially reasonable efforts to assist Regions in forming a syndicate reasonably acceptable to both you and Regions until the earlier of (1) 30 days after the Closing Date and (2) the achievement of a Successful Syndication. Such assistance shall include but will not be limited to:

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(A)
using commercially reasonable efforts to ensure that Regions’ syndication efforts benefit from the existing lending relationships of Company and, to the extent practical and appropriate, the existing lending relationships of Target,

(B)
assisting (and using commercially reasonable efforts to cause Target to assist in accordance with the terms of the Merger Agreement) in the preparation of the Marketing Materials (as defined below); and

(C)
at your expense, hosting, with Regions, a meeting of prospective lenders, and, in connection with any such lender meeting (the “Lender Meeting”), consulting with Regions with respect to the presentations to be made at any such Lender Meeting, arranging for direct contact between appropriate officers, senior management and other representatives and advisors of Company (and using commercially reasonable efforts to arrange for direct contact between appropriate officers, senior management and other representatives and advisors of Target in accordance with the terms of the Merger Agreement) and the prospective lenders (including making such persons available for such Lender Meetings (and to provide information to prospective lenders at such times and places as may be mutually agreed)), and rehearsing such presentations prior to such Lender Meetings, as reasonably requested by Regions; provided that it is understood that the Lender Meeting is anticipated to be the week of November 30, 2015.

To assist Regions in its syndication efforts, you agree (and you agree, only to the extent expressly provided in the Merger Agreement, to use commercially reasonable efforts to cause Target) to promptly prepare and provide to Regions such customary information with respect to Company, Target and the Transactions as Regions may reasonably request that is reasonably available to you, including, without limitation, (a) customary financial information and projections as Regions may reasonably request in connection with the arrangement and syndication of the Facility, including a business plan for fiscal 2016 through fiscal 2016 on a quarterly basis, a business plan for fiscal 2017 through fiscal 2020 on an annual basis, and a written analysis of the business and prospects of Company and its subsidiaries for such periods (the “Projections”), (b) a customary confidential information memorandum and presentation to be used at the Lender Meeting that includes information with respect to Company, Target and the Transaction as Regions may reasonably request, including the Projections (the “Marketing Materials”), and (c) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning Company or Target or their respective affiliates or securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”). You understand that in arranging and syndicating the Facility, Regions may use and rely on the Marketing Materials without independent verification thereof and that you will promptly notify us of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to Regions as a condition precedent to closing shall be those required to be delivered pursuant to Annex B-I to the Term Sheet.

Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning Company, the Target, their respective affiliates or their securities (such lenders, “Public Lenders;” all other lenders, “Private Lenders”), you agree to provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Lenders, you agree to provide us with a customary letter authorizing the dissemination of those materials. In addition, at our request, you will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” You agree that, subject to the confidentiality provisions of the Commitment Letter, Regions may distribute the following documents to all prospective lenders, unless you advise us in writing (including by email)

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within a reasonable time prior to their intended distributions and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law and disclosure obligations) that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective lenders after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then Regions agrees not to distribute such materials to Public Lenders without your prior written consent (including by email).

To ensure an orderly and effective syndication of the Facility you agree that from the date hereof until the earlier of the completion of a Successful Syndication (as defined in the Fee Letter) and the date that is 30 days after the Closing Date, there will be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities or preferred equity securities by or on behalf of the Company and its subsidiaries, and you will use commercially reasonable efforts to ensure that there will be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities or preferred equity securities by or on behalf of Target and its subsidiaries, being offered, placed or arranged, in each case in connection with the Transactions (other than the syndication of the Facility as contemplated hereby), and other than, with respect to the Target, as permitted under the Merger Agreement, without the prior written consent of Regions.

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ANNEX C

Indemnification Provisions

Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated November 25, 2015 (the “Commitment Letter”) addressed to Computer Programs and Systems, Inc. (the “Indemnifying Party”) from Regions Bank (“Regions Bank”) and Regions Capital Markets, a division of Regions Bank (collectively, “Regions”).
To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against any and all losses, claims, damages, liabilities and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Persons taken as a whole (and billed in a timely manner) and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions, or (b) the Commitment Letter, the Fee Letter or the Facility or any use made or proposed to be made with the proceeds thereby; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, liability or expense of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have (A) resulted from the gross negligence, fraud, bad faith or willful misconduct of such Indemnified Person, or from the material breach of an Indemnified Person’s obligations hereunder by such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”), (B) arisen out of a material breach by such Indemnified Person or any of such Indemnified Person’s Related Persons of its obligations under the Commitment Letter or (C) arisen from any dispute solely among Indemnified Persons other than any claims against Regions in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Facility and other than any claims arising out of any act or omission by you or your affiliates. In the case of any action, suit, proceeding or investigation (a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Target or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or its material breach of this Commitment Letter. It is further agreed that you shall not have any liability for special, indirect, consequential or punitive damages; provided that the foregoing shall not limit your indemnification obligations under this paragraph. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from (x) the gross negligence or willful misconduct of such Indemnified Party or its Related Persons or (y) a material breach by such Indemnified Party or its Related Persons of this Commitment Letter, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

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If any Proceeding is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. Regions, on behalf of the Indemnified Persons, shall have the right to retain one counsel of its choice to represent all Indemnified Persons, and the Indemnifying Party shall pay the reasonable and documented out-of-pocket fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons arising from any of the indemnified matters set forth in the preceding paragraph made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Regions, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof in respect of any proceeding in respect of which indemnity could have been sought hereunder by Regions unless such settlement (x) includes an unconditional release of Regions in form and substance reasonably satisfactory to Regions from all liability on claims that are the subject matter of such proceedings, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of Regions and (z) includes customary confidentiality and non-disparagement agreements.
Neither expiration nor termination of Regions’ commitments under the Commitment Letter or funding or repayment of the loans under the Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect; provided that such provisions shall automatically terminate and be superseded by the definitive documentation for the Facility upon the initial funding thereunder.

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TERM SHEET
This Term Sheet is part of the commitment letter, dated November 25, 2015 (the “Commitment Letter”), addressed to Computer Programs and Systems, Inc. (“Company”) by Regions Bank (“Regions Bank”) and Regions Capital Markets, a division of Regions Bank (collectively, “Regions”). and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrower:	Computer Programs and Systems, Inc., a Delaware corporation (the “Company” or the “Borrower”).

Guarantors:
The Facility and the obligations under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) (the “Obligations”) will be guaranteed by all of Company’s present and future material domestic subsidiaries, excluding any controlled foreign corporation holding companies (“CFC Holding Companies”). Such Guarantors, together with Borrower, each a “Loan Party” and collectively, the “Loan Parties”. All guarantees will be guarantees of payment and not of collection.

Notwithstanding anything contained herein to the contrary, any Obligations of a Loan Party shall exclude certain hedging arrangement obligations if, and to the extent that, such hedging arrangement obligation is or becomes illegal under the Commodity Exchange Act with respect to such Loan Party (determined after giving effect to any keepwell or other support for the benefit of such Loan Party).

Lenders and Agent:
Regions and such other lenders (the “Lenders”) as Agent elects to include within the syndicate subject to Company consent (such consent not to be unreasonably withheld or delayed). Regions shall be the sole agent for the Lenders (in such capacity, “Agent”).

Facility:
A senior secured facility (the “Facility”) in an amount equal to $175,000,000 comprised of (i) a term loan facility of $125 million (the “Term Loan”) and (ii) a revolving credit facility of $50 million (the “Revolver”).

Sole Lead Arranger and Sole Bookrunner:	Regions Capital Markets, a division of Regions Bank, will act as sole lead arranger and sole bookrunner (the “Lead Arranger”).

Documentation Principles:
The definitive loan documentation for the Facility (the “Loan Documents”) shall be negotiated in good faith to finalize the Loan Documents, as promptly as reasonably practicable, to reflect the terms and conditions set forth in this Term Sheet. There shall be no conditions to closing and funding of the Facility other than those expressly referred to in the

“Conditions” section of the Commitment Letter and Annex B-I.

Revolver:
Advances under the Revolver (“Advances”) will be available up to a maximum amount outstanding at any one time of $50,000,000 (the “Maximum Revolver Amount”). Up to $25,000,000 of the Revolver may be funded on the Closing Date. Advances may be made to the Borrower through a swing line facility provided by Regions Bank, in an amount not to exceed $5,000,000 and subject to customary terms and conditions for such facility.

Letter of Credit Subfacility:
Under the Revolver, Borrower will be entitled to request that Regions Bank (the “Issuing Bank”) issue letters of credit (each, a “Letter of Credit”) in an aggregate amount not to exceed $5,000,000 at any one time outstanding. The aggregate amount of outstanding Letters of Credit will be reserved against the Maximum Revolver Amount.

Term Loan:	On the Closing Date, Lenders will provide Borrower the Term Loan in an amount equal to $125,000,000.
The outstanding amount of the Term Loan will be amortized in equal quarterly installments in aggregate annual amounts equal to the percentage of the original principal amount of the Term Loan set forth in the table below for each year ending after the Closing Date, and any amount remaining unpaid shall be due and payable in full on the Maturity Date.

Year	Percentage of Original Principal Amount
1	2.50%
2	5.00%
3	7.50%
4	10.00%
5	12.50%

Incremental Facilities:
The credit agreement governing the Facility will permit the Borrower to add one or more incremental term loan facilities to the Facility (each, an “Incremental Term Loan”) and/or increase commitments under the Revolver (any such increase, an “Incremental Revolving Commitment”; the Incremental Term Loans and the Incremental Revolving Commitments are collectively referred to as “Incremental Facilities”); provided that (a) no existing Lender will be required to participate in any such Incremental Facility, (b) no event of default exists or would exist after giving effect thereto; provided that if the proceeds of such Incremental Facility are being used to finance an acquisition permitted by the Loan Documents (the consummation of which by the Borrower is not expressly conditional on the availability of, or on obtaining, third party financing (a “Limited Condition Acquisition”), such requirement shall be limited to (i) no event of default exists at the time the definitive documentation relating to such acquisition is executed (the “Limited Condition Testing Date”) and (ii) to the extent agreed by the Lenders providing the Incremental Facility, no bankruptcy or payment default at the time of funding such Incremental Facility, (c) the representations and warranties set forth in the credit agreement governing the Facility shall be true and correct in all material respects, provided that in the case of an Incremental Facility used to finance a Limited Condition Acquisition, such requirement shall be subject to customary “SunGard” limitations to the extent agreed by the lenders providing such Incremental Facility, (d) the maturity date of any such Incremental Term Loan shall be no earlier than the maturity date of the Term Loan, (e) the interest rates and amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder; provided that such amortization schedule shall not have a weighted average life to maturity shorter than the Term Loan, (f) any Incremental Term Loan shall share ratably in any prepayments with the Term Loan (or otherwise provide for more favorable prepayment treatment for the Term Loan) and shall have ratable voting rights as the Term Loan (or otherwise provide for more favorable prepayment treatment for the Term Loan), (g) any Incremental Revolving Commitment shall be on terms and pursuant to documentation applicable to the Revolver and any Incremental Term Loan shall be on the same terms and pursuant to the same documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loan (except to the extent permitted by clause (d) or (e) above), they shall not be materially more restrictive to the Borrower than the terms of the Term Loan unless (1) lenders under the Term Loan also receive the benefit of such more restrictive terms or (2) any such provisions apply after the maturity date of the Term Loan, (h) the interest rate and any fees relating to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder; provided that if the all-in yield applicable to any Incremental Term Loan is more than 0.50% higher than the corresponding all-in yield for the Facility then the interest rate margin with respect to the Facility shall be increased by an amount equal to the difference between the all-in yield with respect to such Incremental Term Loan and the corresponding all-in yield on the Facility minus 0.50%, (i) prior to or concurrently with the effectiveness of any Incremental Facility, the Borrower shall have delivered to the Agent a certificate demonstrating in reasonable detail that, on a pro forma basis after giving effect to the proposed Incremental Facility (and the use of proceeds thereof and any related acquisitions, investments and other transactions), the Borrower would be in compliance with the financial covenants recomputed as of the last day of the most recently ended period of four consecutive fiscal quarters for which the Borrower was required to deliver financial statements, provided that in the case of an Incremental Facility used to finance a Limited Condition Acquisition, such certificate shall be delivered on the Limited Condition Testing Date with respect to the most recent for fiscal quarters ending prior to such date and (j) the Borrower shall deliver to the Agent (1) a certificate of each Loan Party dated as of the date of such Incremental Facility signed by an authorized officer of such Loan Party certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving such increase, (2) such amendments to the security documents as the Agent may deem reasonably necessary and (3) customary opinions of legal counsel to the Loan Parties, addressed to the Agent and each Lender, dated as of the effective date of such Incremental Facility. Any Incremental Facility will consist of indebtedness that is pari passu in right of payment and security with the Facility, and the aggregate amount of all Incremental Facilities incurred shall not exceed $50,000,000.

Refinancing Facilities:
The Borrower shall have the right, but not the obligation, to refinance all or part of the Term Loan from time to time with one or more new term loan facilities (each, a “Refinancing Facility”), under (a) the credit agreement governing the Facility with the consent of the Borrower, the Agent and the lenders providing such Refinancing Facility or (b) with one or more series of senior unsecured loans or notes or senior secured notes that will be secured by the collateral on a pari passu basis with the Facility or second lien secured loans or notes that will be secured on a “silent” subordinated basis to the Facility, which will be subject to customary intercreditor agreements reasonably satisfactory to the Agent (such notes or loans, the “Refinancing Notes” and, together with the Refinancing Facility, the “Refinancing Indebtedness”); provided that (i) no Refinancing Facility will have a maturity date that is earlier than the maturity date of, or have a shorter weighted average life to maturity than, the Term Loan or portion thereof being refinanced, (ii) no Refinancing Indebtedness will have a maturity date that is earlier than the date that is 91 days after the maturity date of the Term Loan, (iii) no Refinancing Notes shall be subject to any amortization or mandatory redemption or prepayment prior to the final maturity date (except for customary asset sale or change of control provisions), (iv) the other terms and conditions of such Refinancing Facility or Refinancing Notes (other than pricing (as to which no “most favored nation” clause shall apply) and optional prepayment or redemption provisions) will be substantially identical to, or no more favorable to the lenders providing such Refinancing Facility or Refinancing Notes, as applicable, than, those applicable to the Term Loan, (v) there shall be no borrowers or guarantors in respect of any Refinancing Facility that are not the Borrower or a Guarantor, (vii) if secured, such Refinancing Facility shall not be secured by any assets that do not constitute collateral under the Facility and (vii) the proceeds of such Refinancing

Indebtedness shall be applied to prepay the outstanding Term Loan on a pro rata basis.

Optional Prepayment:
The Advances may be prepaid in whole or in part from time to time without penalty or premium. The Revolver commitments may be reduced from time to time without penalty or premium. The Term Loan may be prepaid, upon 3 business days prior written notice and in minimum amounts (to be mutually agreed upon), in Borrower’s sole discretion. All such optional prepayments of the Term Loan shall be applied to the installments due in respect thereof on a pro rata basis and without penalty or premium. The Facility may be prepaid and the commitments terminated in whole at any time upon 3 business days prior written notice.

Mandatory Prepayments:	The Facility will be required to be prepaid as follows:
(a) in an amount equal to 50% of Company’s annual consolidated excess cash flow (to be defined in a manner mutually acceptable to Company and Agent; provided, consolidated excess cash flow shall be reduced by cash dividends paid on common stock to the extent permitted under the Loan Documents) commencing with the fiscal year of the Company ending December 31, 2016; provided, however, that such requirement shall reduce to 0% if Company has a Total Leverage Ratio of less than or equal to 2.50: 1.00;
(b) in an amount equal to 100% of the net cash proceeds of non-ordinary course asset dispositions in excess of a to-be-agreed amount (except for dispositions resulting from casualty losses or condemnations and subject to exceptions to the extent mutually agreed upon and except to the extent any such asset dispositions occur in connection with a permitted investment), provided that such proceeds may be reinvested subject to customary reinvestment provisions;
(c) in an amount equal to 100% of the net cash proceeds of any debt issued by Company or its subsidiaries (other than permitted debt);
(d) in an amount equal to 100% of the net cash proceeds of casualty insurance and condemnation receipts received by Company or its subsidiaries in excess of a to-be-agreed amount; provided that such proceeds may be reinvested subject to customary reinvestment provisions; and
(e) in an amount equal to 50% of the net cash proceeds from the issuance of additional equity interests in the Company or any of its subsidiaries (other than equity interests issued in connection with the Transaction or for any other acquisition permitted under the Loan Documents); provided, however, that such requirement shall reduce to 0% if Company has a Total Leverage Ratio of less than or equal to 2:50 to 1:00 at the time of such issuance.

All mandatory prepayments shall be applied first, to the installments due under the Term Loan on a pro rata basis, second to Advances outstanding under the Revolver (without a corresponding permanent reduction in the Maximum Revolver Amount), and third, to cash collateralize the Letters of Credit (without a corresponding permanent reduction in the Maximum Revolver Amount).

Use of Proceeds:
The proceeds of the Facility will be used (i) on the Closing Date, to (a) refinance certain existing indebtedness of Company, Target and their respective subsidiaries, (b) finance a portion of the consideration payable in connection with the consummation of the Acquisition in an amount not to exceed $150 million, and (c) fund fees and expenses associated with the Facility and the Transactions, and (ii) after the Closing Date, to finance the ongoing working capital requirements and other general corporate purposes of the Company and its subsidiaries permitted under the Facility.

Fees and Interest Rates:	As set forth on Annex A-I.

Term:	Five years from the Closing Date (“Maturity Date”).

Collateral:
Subject in all respects to the last paragraph of the “Conditions” section of the Commitment Letter, a first priority perfected security interest (a) in substantially all of the Loan Parties’ now owned and hereafter acquired, real and personal, property and assets (including, for the avoidance of doubt but subject to the proviso below, all intellectual property provided that filings will only be required to be made in the United States Copyright Office and United States Patent and Trademark Office) and all proceeds and products thereof, subject to permitted liens (to be mutually agreeable to Agent and Company), and (b) in all of the stock (or other ownership interests in) of each Loan Party (other than Company) and each of their material subsidiaries and all proceeds and products thereof; provided that only 65% of the voting (and 100% of the non-voting) stock of (or other ownership interests in) foreign subsidiaries and CFC Holding Companies will be required to be pledged, and provided, further, that the collateral shall be subject to customary exclusions, which exclusions shall include, in any event, (i) motor vehicles and other assets subject to certificates of title, (ii) any lease, license, contract, franchise or other agreement of a Loan Party if the grant of a security interest in such lease, license, contract or other agreement in the manner contemplated by the Loan Documents is prohibited under the terms of such lease, license, contract or other agreement or under applicable law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party's rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), provided that such foregoing limitation shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity and shall cease to apply in the event of the termination or elimination of any such prohibition or any required consent is obtained, (iii) equity interests in any person other than a subsidiary of the Borrower to the extent not permitted by the terms of any applicable organizational documents, joint venture agreement or shareholder agreement or similar contractual obligation; (iv) those assets as to which the Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (v) “intent-to-use” trademark applications; (vi) any accounts or funds held or received on behalf of third parties; (vii) fee-owned real property acquired after the Closing Date with a fair market value of less than an amount to be agreed; and (viii) any equipment or other asset subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations or other purchase money debt, if the contract or other agreement providing for such debt or capital lease obligation prohibits or requires the consent of any person as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted under the Loan Documents .
The collateral shall ratably secure the Obligations.
It is understood and agreed that, subject to the last paragraph of the “Conditions” section of the Commitment Letter, security documents with respect to real property collateral may be delivered within a reasonable period after the Closing Date to be agreed.

Conditions to All Extensions of Credit after	The credit agreement governing the Facility will include only

the Closing Date:	the following conditions for each credit extension that occurs after the initial funding of the Facility on the Closing Date:

(1)    No default or event of default shall then exist or would result from such borrowing.
(2)    All representations and warranties shall continue to be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) on and as of the date of each borrowing, except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.
(3)    Receipt of request for credit extension.

Representations and Warranties:
The credit agreement governing the Facility will include only the following representations and warranties with respect to the Loan Parties and their subsidiaries (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon): due organization and qualification; subsidiaries; due authorization; no conflict; governmental and third party consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; litigation; compliance with laws; accuracy and completeness of specified financial statements and other information; no material adverse change; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; Patriot Act; anti-corruption laws; OFAC; indebtedness; payment of taxes; margin stock; no default; insurance matters; status under Investment Company Act; accuracy of disclosure; solvency; and acquisition documents.

Affirmative Covenants:
The credit agreement governing the Facility will include only the following affirmative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their subsidiaries: financial statements, reports, and certificates; delivery of certain notices; collateral reporting; existence; maintenance of properties; taxes; insurance; inspection; compliance with laws; environmental; formation of subsidiaries, covenant to guarantee obligations, give security; further assurances; lender meetings; employee benefits; maintenance of books and records; use of proceeds; and anti-corruption laws and OFAC.

Negative Covenants:
The credit agreement governing the Facility will include only the following negative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their subsidiaries: limitations on: indebtedness (provided, the Earn-Out Payments (as defined in that Stock Purchase Agreement, dated as of March 31, 2015 by and among Rycan Holdings, Inc., Rycan Technologies, Inc. and Ryan Ellefson) shall be permitted); liens; fundamental changes; disposal of assets; change of name; nature of business; prepayments and amendments of other indebtedness; dividends, distributions and share repurchases (“Restricted Payments”) (provided, Restricted Payments will be allowed so long as no default exists or would exist as a result therefrom, and the Company is in pro forma compliance with the financial covenants, recomputed as of the last day of the most recently ended period of four consecutive fiscal quarters for which the Borrower was required to deliver financial statements); accounting methods; investments (other than permitted acquisitions subject to terms and conditions to be agreed upon); transactions with affiliates; use of proceeds; burdensome agreements; amendments of organizational documents; and changes in accounting policies or reporting practices.

Financial Covenant:
Total Leverage Ratio: Company, on a consolidated basis, shall be required to maintain a maximum Total Leverage Ratio (defined as total indebtedness to Adjusted EBITDA) of 3.50:1.00 from the Closing Date to and including 9/30/16; 3.00:1.00 from 10/1/16 to and including 9/30/17; 2.50:1.00 from 10/1/17 and thereafter.

Fixed Charge Coverage Ratio: Company, on a consolidated basis, shall be required to maintain a minimum Fixed Charge Coverage Ratio (defined as (Adjusted EBITDA minus cash taxes minus capital expenditures for any period) to (cash interest expenses plus scheduled principal payments of funded indebtedness plus the scheduled dividend payments (or actual dividend payments made if greater) and other Restricted Payments for any period (provided Restricted Payments included in such ratio shall be net of qualified cash of the Loan Parties in excess of the sum of (x) the amount by which Advances under the Revolver exceed $25 million plus (y) $5 million)) of 1.25:1.0.
Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such calculations shall be made for the period of time since the Closing Date and, where appropriate, annualized.

Events of Default:
The credit agreement governing the Facility will include only the following events of default applicable to the Loan Parties and their subsidiaries as are usual and customary for financings of this type (certain of which will be subject to materiality thresholds, exceptions and grace periods to be mutually agreed upon): non-payment of obligations; non-performance of covenants and obligations; material monetary and nonmonetary judgments; bankruptcy or insolvency; default on other material debt (including hedging agreements); any representation or warranty is incorrect in any material respect when made or confirmed; limitation or termination of any guarantee with respect to the Facility; impairment of security; employee benefits (including ERISA); change of control; and actual or asserted invalidity or unenforceability of any Facility documentation or liens securing obligations under the Facility documentation.

Conditions Precedent to Closing and	The conditions set forth in the section of the Commitment Letter

Funding the Facility on the Closing Date:	to which this term sheet is attached entitled "Conditions" and Annex B-I.

Assignments and Participations:
Each Lender shall be permitted to assign its rights and obligations under the Loan Documents, or any part thereof in minimum amounts of $5 million (or, if less, the entire commitment of such Lender), to any person or entity with the consent of Agent and with the consent of Company (such consent not to be unreasonably withheld or conditioned; provided that the Company shall be deemed to have consented to any request for consent to an assignment to which the Company has not responded within 5 business days); provided that no consent by Company shall be required for assignments (a) to another Lender, an affiliate of a Lender or an approved fund of a Lender or (b) after the occurrence and during the continuance of an event of default.

An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Agent in its sole discretion. Each Lender will also have the right, without consent of the Company or the Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.
Subject to customary voting limitations, each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of Company.
Notwithstanding the foregoing, assignments and participations shall not be permitted to Disqualified Lenders (which may be updated from time to time after the Closing Date for competitors of the Borrower identified by the Borrower from time to time; provided that no such update shall be effective until posted for the Lenders by the Agent, which posting shall occur within an agreed period of time after receipt of any update from the Borrower); provided, further, that the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment to Disqualified Lenders. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Agent irrespective of whether or not an event of default has occurred and is continuing.

Governing Law and Forum:	State of New York. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

Required Lenders:
On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Facility, or if the commitments under the Facility have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstanding loans under the Facility (“Required Lenders”); provided, that if any Lender shall be a Defaulting Lender (to be defined in the definitive credit agreement) at such time, then the outstanding loans and unfunded commitments under the Facility of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments:
Amendments and waivers of the provisions of the credit agreement governing the Facility shall require the approval of the Required Lenders; provided that (a) the consent of each directly and adversely affected Lender shall be required for, among other things, (i) increases in the commitment of such Lender; (ii) reductions of principal, interest or fees of such Lender; and (iii) extensions of scheduled amortization or the final maturity date of the Revolver or the Term Loan or commitments of such Lender; and (b) the consent of 100% of the Lenders shall be required for (i) modifications to any of the voting requirements (or any applicable related definitions); (ii) modifications to pro rata treatment; and (iii) releases of all or substantially all of the collateral or all or substantially all of the value of the guarantees.

The credit agreement governing the Facility shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders, so long as Lenders holding more than 50% of the aggregate amount of the Loans and unused commitments have consented thereto.
Notwithstanding anything to the contrary set forth herein, the credit agreement governing the Facility will provide that at any time and from time to time the Company may request that the scheduled maturity dates of part or all of the Facility be extended with the consent of each extending Lender, subject to terms and conditions to be agreed and reasonably satisfactory to the Agent.

Counsel to Agent:	Moore and Van Allen PLLC

Annex A-I
Interest Rates and Fees

Interest Rate Options	Borrower may elect that the loans bear interest at a rate per annum equal to:
(i) the Base Rate plus the Applicable Margin; or
(ii) the LIBOR Rate plus the Applicable Margin.
As used herein:
The “Base Rate” means the greatest of (a) the prime lending rate as announced from time to time by Regions, (b) the Federal Funds Rate plus ½% and (c) the one month LIBOR Rate (which rate shall be determined on a daily basis), plus 1%.
The “LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 business days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the definitive credit agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of 1, 2, 3 or 6 months.
“Applicable Margin” means, as of any date of determination, the following margin based upon the most recent quarterly Total Leverage Ratio calculation; provided, however, that for the period from the Closing Date through the date Agent receives the certified calculation of the Total Leverage Ratio in respect of the second full fiscal quarter of Company ended after the Closing Date, the Applicable Margin shall not be less than the level specified at Level II:

Level	Total Leverage Ratio	Applicable Margin in respect of Base Rate Loans	Applicable Margin in respect of LIBOR Rate Loans
I	>3.0:1.0	2.50%	3.50%
II	<3.0:1.0 but >2.5:1.0	2.25%	3.25%
III	<2.5:1.0 but >2.0:1.0	1.75%	2.75%
IV	<2.0:1.0	1.25%	2.25%

Interest Payment Dates	In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.
In the case of loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period; provided that the interest for any interest period in excess of 3 months shall be paid in 3 month intervals after the commencement of the applicable interest period and on the last day of such interest period.

Letter of Credit Fees
An amount equal to the Revolver LIBOR Margin per annum times the amount of each Letter of Credit, payable in cash monthly in arrears, plus the charges imposed by the letter of credit issuing bank; provided however, that if the Default Rate is in effect, the Letter of Credit Fee shall be increased by an additional 2.0% per annum upon written election of the Required Lenders.

Default Rate
During the continuance of any event of default under the Facility documentation, the Applicable Margin on obligations owing under the Facility documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Unused Revolver Fee
A fee in an amount equal to the rate per annum set forth below based on the most recent quarterly Total Leverage Ratio calculation times the unused portion of the Revolver shall be due and payable monthly in arrears; provided, however, that for the period from the Closing Date through the date Agent receives the certified calculation of the Total Leverage Ratio in respect of the second full fiscal quarter of Company ended after the Closing Date, the rate shall not be less than the level specified at Level II:

Level	Total Leverage Ratio	Undrawn Revolver Fee
I	>3.0:1.0	0.50%
II	<3.0:1.0 but >2.5:1.0	0.50%
III	<2.5:1.0 but >2.0:1.0	0.40%
IV	<2.0:1.0	0.30%

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 365 or 366 days and the actual number of days elapsed.

Fees:	Certain fees shall be as agreed to by the parties in the Fee Letter.

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:
The Company will pay all reasonable documented out-of- pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of the Loan Documents (which, in the case of legal fees and expenses, shall be limited to the fees and disbursements of one firm acting as external counsel to the Agent and the Lead Arranger and, if reasonably necessary, a single local counsel in each relevant jurisdiction). The Company will also pay the reasonable out-of-pocket costs and expenses of the Agent and each Lender in connection with the enforcement of any of the Loan Documents when an event of default has occurred and is continuing.

Annex B-I
The funding of the Facility on the Closing Date is subject solely to the satisfaction (or waiver by Regions) of each of the following conditions precedent:

(a)    Delivery of the Loan Documents consistent with the Term Sheet duly executed by the Loan Parties including, without limitation, a credit agreement, security agreements, pledge agreements, promissory notes, and delivery of reasonably satisfactory customary legal opinions of counsel for the Loan Parties; all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least two days prior to the Closing Date, in each case to the extent requested of the Borrower at least 5 business days prior to the Closing Date); customary corporate documents and officers’ and public officials’ certifications for the Borrower and the Guarantors; all documents and instruments required for the perfection of security interests in the collateral, subject to customary permitted liens and the last paragraph of the “Conditions” paragraph in the Commitment Letter; evidence of authority for the Borrower and the Guarantors; and delivery of a notice of borrowing (which shall not require the Borrower to certify whether or not a default or event of default has occurred or would exist on the Closing Date but shall require a bring down of all the representations and warranties made under the Loan Documents on the Closing Date but provided that, such notice of borrowing shall specify that only the Specified Acquisition Agreement Representations and the Specified Representations must be true and correct in all material respects as a condition to funding the Facility on the Closing Date);
(b)    Receipt of evidence reasonably satisfactory to the Agent that all existing indebtedness for borrowed money of Company, Target and their respective subsidiaries (other than (i) the Facility and (ii) other indebtedness permitted under the Loan Documents) shall have been repaid in full, all commitments thereunder shall have been terminated and all liens securing such indebtedness shall be terminated upon the funding of the Facility on the Closing Date;
(c)    The following transactions shall have occurred prior to or concurrently with the initial extension of credit under the Facility:
(i)    Company shall have issued common stock to the existing stockholders of the Target in an amount equal to at least 30% of purchase price of the Acquisition (the “Closing Date Equity Issuance”). The Closing Date Equity Issuance together with the proceeds of the Term Loan, any Advance of the Revolver permitted to be used to pay the consideration for the Acquisition under the Merger Agreement and cash on hand of the Company, shall be sufficient to consummate the Acquisition;
(ii)    Agent shall have received a solvency certificate, in form attached as Annex C-I hereto, certifying as to the solvency of the Loan Parties, taken as a whole, immediately before and after giving effect to the Acquisition;
(iii)     The Acquisition shall be consummated simultaneously or substantially concurrent with the closing under the Facility on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by Company that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by Agent (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in excess of 10% in connection with the Merger Agreement, other than a reduction in accordance with the terms of the Merger Agreement as in effect on the date hereof (including, without limitation, working capital adjustments), shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such);
(d)    The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Closing Date;
(e)    A Company Material Adverse Effect (as defined in the Merger Agreement) must not have occurred since the date of the Merger Agreement and be continuing;
(f)    Agent shall have received the unaudited consolidated balance sheets, income statements, and cash flow statements of (x) the Target and the other Company Entities (as defined in the Merger Agreement) as of and for the fiscal quarter ending September 30, 2015 and, if later, for the most recent fiscal quarter ending not less than 45 days prior to the Closing Date and (y) the Company and its subsidiaries as of and for the fiscal quarter ending September 30, 2015 and, if later, for the most recent fiscal quarter ending not less than 45 days prior to the Closing Date;
(g)     With respect to the Facility, the Borrower shall have provided the Lead Arranger information customarily delivered by a borrower and necessary for the preparation of the Marketing Materials. The Lead Arranger shall have been afforded a period (such period, the “Marketing Period”) of at least 20 consecutive Business Days ending prior to the Closing Date to syndicate the Facility following the first date upon which the Marketing Materials and the information set forth in paragraph (f) (collectively, the “Required Marketing Materials”) has been delivered to the Lead Arranger; provided that such 20 consecutive Business Day period shall exclude November 25, 2015, November 27, 2015, December 23, 2015, December 24, 2015 and December 28, 2015through December 31, 2015 as Business Days (it being understood and agreed that for any period the last Business Day immediately prior to any such excluded dates and the first Business Day immediately following any such excluded dates shall be deemed consecutive for purposes of this proviso) (it being understood that if the Borrower shall in good faith reasonably believe that it has provided the Required Marketing Materials, it may deliver to the Lead Arranger a written notice to that effect stating when it believes that the Required Marketing Materials have been delivered (a “Delivery Notice”), in which case the Borrower shall be deemed to have delivered the Required Marketing Material on the date of the Delivery Notice unless the Lead Arranger in good faith reasonably believes that the Borrower has not completed delivery of the Required Marketing Materials and, within two Business Days after its receipt of such notice from the Borrower, the Lead Arranger delivers a written notice to the Borrower to that effect (stating with itemized specificity which Required Marketing Materials the Borrower has not delivered) (a “Deficiency Notice”) and, if the Borrower shall thereafter in good faith reasonably believe that it has provided such Required Marketing Materials, it may deliver to the Lead Arranger a new Delivery Notice, in respect of which the Lead Arranger may deliver to the Borrower a new Deficiency Notice, until such time as the Borrower delivers a Delivery Notice in respect of which the Lead Arranger does not deliver a timely Deficiency Notice, in which case the Borrower shall be deemed to have delivered the Required Marketing Materials on the date of such final Delivery Notice); for purposes hereof “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California, Minneapolis, Minnesota or Mobile, Alabama are authorized or required by applicable law to be closed for business; and
(h)     All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing

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Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least 3 business days prior to the Closing Date, shall, upon the initial borrowing under the Facility, have been paid (which amounts may be offset against the proceeds of the Facility).

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Annex C-I

Form of Solvency Certificate

SOLVENCY CERTIFICATE
[Date]
This Solvency Certificate is delivered pursuant to Section [___] of the Credit Agreement dated as of [_____], among Computer Programs and Systems, Inc., a Delaware corporation (the “Borrower”), the financial institutions party thereto and [____], as agent (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:
1.I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [__] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.
2.As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
3.As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

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This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.
[Remainder of page intentionally left blank;
signatures appear on following page.]

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:

Name:
Title: [Chief Financial Officer]

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